Exhibit 99.1

Contact: Troy D. Cook

Executive Vice President Finance and

Chief Financial Officer

(913) 327-3109

FOR IMMEDIATE RELEASE

NPC INTERNATIONAL, INC. ANNOUNCES 2006 FOURTH FISCAL QUARTER

AND FULL FISCAL YEAR RESULTS

Quarterly and Fiscal 2006 Highlights:

•	Adjusted EBITDA (EBITDA, excluding net facility impairment charges, pre-opening expenses and expenses relating to the acquisition of NPC on May 3, 2006)(reconciliation attached):

•	Fourth Quarter Adjusted EBITDA of $20.0 MM was below the prior year by $1.8 MM or 8.4%

•	Annual Adjusted EBITDA of $91.1MM exceeded the prior year by $1.4 MM or 1.6%

•	Comparable Store Sales Results:

•	Fourth Quarter: + 1.1%; rolling over an increase of 3.1% last year

•	Annual: flat; rolling over an increase of 3.2% last year

•	Debt and Liquidity:

•	Debt was $431.7 MM at the end of the year; a $43.3 MM reduction from the aggregate borrowings of $475.0 MM at the closing of the acquisition of the Company on May 3, 2006.

•	The Company also accumulated cash to fund future acquisitions.

•	Net Income/(Loss):

•	Fourth quarter: $0.4 MM net income

•	Annual: ($2.7 MM) net loss

The Company’s annual financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations are set forth in the Company’s Form 10-K for the year ended December 26, 2006 filed with the SEC which can be accessed at www.sec.gov. The Company’s Fourth Quarter Earnings conference call will be held Tuesday, March 27, 2007 at 9:00 a.m. CDT. You can access this call by dialing (866)314-9013. The international number is (617)213-8053. The access code for the call is 71878349. Go to www.npcinternational.com and click on the Thomson Financial logo in the investor information section or go to www.earnings.com. For those unable to participate live, a replay of the call will be available until April 30,2007 by dialing (888)286-8010 (toll free in the U.S.) or by dialing international at (617) 801-6888. The access code for the replay is 31354856. A replay of the call is also available at the Company’s website.

OVERLAND PARK, KANSAS, (MARCH 23, 2006)—NPC International, Inc. (the “Company”), today announced net income for the fourth fiscal quarter ended December 26, 2006, of $0.4 million compared to net income of $13.6 million for the fourth quarter of 2005. On an annual basis the Company recorded a net loss of $2.7 million compared to net income of $47.3 million for the same period last year. Fiscal 2006 net income was reduced by $24.3 million of transaction expenses associated with the acquisition of the Company, and by increased interest expense of $14.4 million associated with the related financing.

Net product sales for the fourth fiscal quarter were $154.4 million, for an increase of $8.0 million or 5.5% compared to the same period of the prior year, due primarily to the acquisition of 39 stores early in the quarter and a 1.1% increase in comparable store sales. On an annual basis, net product sales were $602.0 million, for an increase of $5.1 million or 0.9% from the prior year, largely due to an increase in full time equivalent stores versus the prior year attributable to the aforementioned fourth quarter acquisition.

Adjusted EBITDA (reconciliation attached) for the fourth fiscal quarter was $20.0 million which was $1.8 million or 8.4% less than last year due to increased year over year store labor costs in fiscal 2006 primarily due to unusually low labor costs in the prior year, associated with staffing shortfalls in our southern markets following Hurricane Katrina in September 2005, and increased professional fees expense in fiscal 2006 associated with our increased public reporting requirements. On an annual basis, excluding transaction related expenses of $24.3 million, Adjusted EBITDA was $91.1 million which was $1.4 million, or 1.6%, greater than last year as favorable commodity prices more than offset our flat comparable store sales results and general inflation in other costs.

Jim Schwartz, President and CEO stated, “We are pleased that we were able to close the fiscal year with top-line momentum as demonstrated by our last two consecutive quarters of comparable store sales growth, rebounding from a soft second quarter. We are equally pleased with a 1.6% increase in Adjusted EBITDA over last year despite the competitive consumer landscape and the higher costs associated with our recent change in ownership and public reporting requirements. Fiscal 2006 was a period of significant transition for our business, during which we not only changed ownership but also acquired 39 stores, monetized a portion of our balance sheet through a sale lease-back transaction and de-leveraged our business following the acquisition of our Company. We reduced debt by over $43.0 million to $431.7 million at fiscal year-end, from post-closing aggregate borrowings of $475.0 million at May 3, 2006. During this period we also accumulated excess cash which was subsequently used to fund a portion of our recent acquisition of an additional 59 Pizza Hut stores in the mountain west.”

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 873 Pizza Hut restaurants and delivery units in 24 states.

For more complete information regarding the Company’s financial position and results of operations, investors are encouraged to review the Company’s annual financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, incorporated into the Company’s Form 10-K which can be accessed at www.sec.gov.

NPC INTERNATIONAL, INC.

Consolidated Statements of Income

(Dollars in thousands)

(Unaudited)

	13 Weeks ended 12/26/2006	% Net Product Sales	13 Weeks ended 12/27/2005	% Net Product Sales
Net product sales	$154,437	100.0%	$146,394	100.0%
Fees and other income	4,223	2.7%	4,117	2.8%

Total Sales	158,660	102.7%	150,511	102.8%

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization)	42,458	27.5%	39,933	27.3%
Direct labor	43,105	27.9%	39,204	26.8%
Other restaurant operating expenses	50,928	33.0%	46,676	31.9%
General and administrative expenses	11,179	7.2%	9,241	6.3%
Corporate depreciation and amortization of intangibles	2,918	1.9%	1,595	1.1%
Net facility impairment charges	(92)	(0.1)%	468	0.3%
Net (gain) on disposition of assets	(171)	(0.1)%	(3,939)	(2.7)%

Total costs and expenses	150,325	97.3%	133,178	91.0%

Operating income	8,335	5.4%	17,333	11.8%

Other income (expense):
Interest expense	(9,421)	(6.1)%	(3,513)	(2.4)%
Miscellaneous	—	—	(235)	(0.1)%

Total other expense	(9,421)	(6.1)%	(3,748)	(2.5)%

(Loss) Income before income taxes	(1,086)	(0.7)%	13,585	9.3%
Income tax benefit	(1,481)	(1.0)%	—	—

Net income	$395	0.3%	$13,585	9.3%

NPC INTERNATIONAL, INC.

Reconciliation of Net Income (Loss) to Adjusted EBITDA(1)

(in thousands)

	Thirteen Weeks Ending		Fifty-Two Weeks Ending
	December 26, 2006	December 27, 2005	December 26, 2006	December 27, 2005
Net Income (loss)	$395	$13,585	$(2,740)	$47,288
Adjustments:
Interest expense	9,421	3,513	29,050	14,630
Income taxes	(1,481)	—	(1,881)	—
Depreciation and amortization	11,080	7,701	40,488	29,408
Net facility impairment charges	(92)	468	320	1,320
Pre-opening expenses and other	439	188	1,629	685
Gain on Sale of Florida Asset	—	(3,611)	—	(3,611)
Transaction expenses	254	—	24,270	—

Adjusted EBITDA	$20,016	$21,844	$91,136	$89,720

(1)	The Company defines Adjusted EBITDA as consolidated net income plus interest, income taxes, depreciation and amortization, facility impairment charges and pre-opening expenses and other further adjusted to exclude expenses related to the acquisition of the Company by Merrill Lynch Global Private Equity. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for analysis of, the Company’s financial information reported under generally accepted accounting principles. Adjusted EBITDA does not reflect cash outlays for capital expenditures or future contractual commitments; changes in, or cash requirements for, working capital; interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness; or income tax expense or the cash necessary to pay income taxes. Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to invest in business growth or reduce indebtedness. Adjusted EBITDA as defined above may not be similar to EBITDA measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because management believes that Adjusted EBITDA provides investors a helpful measure for comparing the Company’s operating performance with the performance of other companies that have different financing and capital structures or tax rates. Management also uses Adjusted EBITDA as one measure of operating performance, to assess compliance with financial ratios and covenants included in credit facilities and to evaluate potential acquisitions and dispositions. Set forth above is a reconciliation of net income (loss) to Adjusted EBITDA.

07-03